FIRST SHENANGO BANCORP, INC.
                                   EXHIBIT 11

          Statement Regarding Computation of Primary Earnings Per Share

                                                  Three Months Ended           Six Months Ended
                                                       June 30,                    June 30,
                                                   1996          1995          1996         1995
                                                  --------------------------------------------------
Weighted average common shares outstanding          2,343,098   2,343,098     2,343,098    2,343,098
Net effect of dilutive stock options                   75,947      65,448        77,200       59,070
Average unallocated ESOP shares                       (74,850)    (89,039)      (74,940)     (89,039)
Average MSBP shares in plan reserve                    (9,995)     (9,012)       (9,503)      (9,012)
Weighted average treasury shares                      (46,559)    (26,267)      (40,340)     (21,100)
                                             ---------------- -----------  ------------ ------------
Common stock equivalents                            2,287,641   2,284,228     2,295,515    2,283,017
                                             ================ ===========  ============ ============
Net earnings                                         $898,671    $737,681    $1,847,254   $1,434,812
                                             ================ ===========  ============ ============
Per share amount                                        $0.39       $0.32         $0.80        $0.63
                                             ================ ===========  ============ ============

Earnings per share have been computed based on the treasury stock method in using average market price for the common stock equivalents.

The Company accounts for the shares acquired by the Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93-6; shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation.

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


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  FIRST SHENANGO BANCORP, INC.

Date:     August 1, 1996     By:  /S/ Francis A. Bonadio
        ---------------------     ----------------------
                                      FRANCIS A. BONADIO
                                      President and Chief Executive Officer

Date:     August 1, 1996     By:  /S/ Lonny D. Robinson
        ---------------------     ---------------------
                                      LONNY D. ROBINSON
                                      Vice President and Chief Financial Officer

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